Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TrustCo Bank Corp NY:

We consent to incorporation by reference in the registration statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-3 (No. 333-99687), and Form S-3 (No. 333-146926) of TrustCo Bank Corp NY and subsidiaries (the Company) of our reports dated February 24, 2009, with respect to the consolidated statements of condition of TrustCo Bank Corp NY and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008 which reports appear in the December 31, 2008 Annual Report on Form 10-K of Trustco Bank Corp NY.

Our report, with respect to the consolidated statements of condition of TrustCo Bank Corp NY and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” as of January 1, 2007.

Albany, New York
February 24, 2009